Blackboard Inc. Reports Second Quarter 2005 Results
- Second Quarter Revenue Increases 25% to $33.0 Million -
- Net Income Increases 477% to $6.1 million -
- Company Raises Guidance for 2005 -
Washington, DC – August 2, 2005 – Blackboard Inc. (NASDAQ: BBBB) today announced financial results for the second quarter ended June 30, 2005, and updated guidance for the third quarter and the full year of 2005.
Total revenue for the quarter ended June 30, 2005 was $33.0 million, an increase of 25% over the second quarter of 2004. Product revenues for the quarter were $29.4 million, an increase of 26% over the second quarter of 2004, while professional services revenues for the quarter were $3.7 million, an increase of 22% over the second quarter of 2004. Operating income was $5.8 million for the second quarter of 2005 compared to operating income of $1.3 million for the second quarter of 2004. Net income was $6.1 million for the second quarter of 2005 compared to net income of $1.1 million for the second quarter of 2004. Cash net income for the second quarter of 2005, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $6.1 million. Earnings per diluted share were $0.21 and cash earnings per diluted share were $0.22 in the second quarter of 2005.
“We are very pleased with our results for this quarter, where we experienced strong revenue growth and expanded operating margins and earnings per share,” said Michael Chasen, CEO and President of Blackboard Inc. “Looking forward, we’re encouraged by the strong interest we see for our Blackboard Academic Suite and Blackboard Commerce Suite product lines and remain focused on our strategy of enabling education innovation through great products and world-class support and service.”
Total revenue for the first six months ended June 30, 2005 was $64.0 million, an increase of 24% over the first six months of 2004. Operating income was $10.9 million for the first six months of 2005 compared to operating income of $2.5 million for the first six months of 2004. Net income was $11.5 million for the first six months of 2005 compared to net income of $1.8 million for the first six months of 2004. Cash net income for the first six months of 2005, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $11.6 million.
Blackboard provides cash net income and cash net income per share in this press release as additional information regarding Blackboard’s operating results. These measures are not in accordance with, nor are they an alternative for, generally accepted accounting principles (GAAP) and may be different from cash net income and other non-GAAP measures used by other companies. Blackboard believes that this presentation of cash net income and cash net income per share provides useful information to investors regarding additional financial and business trends relating to Blackboard’s financial condition and results of operations.

Highlights from the Second Quarter of 2005
•	A few of Blackboard’s new and expanded client relationships in the quarter included:
•	U.S. Higher Education Market: Association of Jesuit Colleges and Universities, Clark College, Colorado Mountain College, Morgan State University, Roger Williams College, San Bernardino Community College, Southern Methodist University, University of Evansville, Villa Julie College and others.

•	International Markets: Universidad Popular Autonoma del Estado de Puebla, Bond University, Bridgwater College, Dundee College, The American University of Paris, University of Cardiff, University of Copenhagen, University of Melbourne, University of Paisley and others.

•	K-12 Market: Alexandria City Public Schools, Deer Valley Unified School District, Greenville County School District, Jefferson County Public Schools, Orange County Department of Education, Phoenix Union High School District, St. John Lutheran School, Wayne RESA, Xavier College Preparatory and others.
•	Blackboard announced the promotion of Todd Gibby to executive vice president of operations and the appointment of David Sample to senior vice president of sales. David Sample joined Blackboard with more than 25 years of sales and executive management experience at a variety of different enterprise software companies, including eleven years at Hyperion Solutions Corporation.

•	Blackboard announced Project Caliper, a development effort aimed at delivering a sophisticated new product to meet our clients’ needs in the areas of student, course, program and institutional evaluation and assessment.

•	Blackboard announced the launch of a new European data center, which allows Blackboard to host products for its clients in Europe. The new center complements the two successful U.S. based data centers, which host more than 340 academic institutions.
Outlook for the Third Quarter and Full Year of 2005
The following forward-looking statements regarding future financial performance are based on current expectations and actual results may differ materially. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.
Blackboard expects that its effective tax rate will continue to be in the range of 4 to 7 percent through the end of 2005. Additionally, the Company’s guidance does not incorporate the impact of expensing stock-based compensation under FAS 123(R), which the Company will adopt beginning January 1, 2006.
For the third quarter of 2005, we expect:

•	Revenue to be $35.4 to $35.9 million;

•	Net income to be $6.2 to $6.5 million, resulting in diluted EPS of $0.21 to $0.23 per share. This is based on an estimated 28.9 million diluted shares and a 4% effective tax rate for the quarter; and

•	Cash net income to be $6.2 to $6.6 million after adding back the tax adjusted amortization of intangibles of approximately $75,000, which would result in cash EPS of $0.22 to $0.23 per share. This is based on an estimated 28.9 million diluted shares and an estimated 4% effective tax rate for the quarter.
     For the full year of 2005, we expect:
•	Revenue to be $134.0 to $135.0 million;

•	Net income to be $24.0 to $24.6 million, resulting in diluted EPS of $0.84 to $0.86 per share, which is based on an estimated 28.5 million diluted shares and a 4% effective tax rate for the full year; and

•	Cash net income to be $24.3 to $24.9 million after adding back the tax adjusted amortization of intangibles of approximately $300,000, which would result in cash EPS of $0.85 to $0.87 per share based on an estimated 28.5 million diluted shares and an estimated 4% effective tax rate for the full year.
Conference Call
Blackboard will broadcast its second quarter conference call live over the Internet today beginning at 4:30 p.m. Eastern. Interested parties can access the webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.
A replay of the call will be available via telephone from approximately 6:30 p.m. Eastern (3:30 p.m. Pacific) on August 2, 2005 until 11:00 p.m. Eastern (8:00 p.m. Pacific) on August 9, 2005. To listen to the replay, participants in the United States and Canada should dial 888-286-8010, and international participants should dial 617-801-6888. The conference ID for the replay is 81886954.

BLACKBOARD INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
	(in thousands, except share and		(in thousands, except share and
	per share amounts)		per share amounts)
Revenues:
Product	$23,332	$29,353	$45,948	$57,040
Professional services	3,023	3,696	5,626	6,951

Total revenues	26,355	33,049	51,574	63,991
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	5,957	7,095	12,017	14,311
Cost of professional services revenues	2,073	2,552	3,626	4,766
Research and development	3,636	3,307	6,890	6,505
Sales and marketing	9,090	9,462	17,858	17,946
General and administrative	3,360	4,791	6,785	9,396
Amortization of intangibles resulting from acquisitions	879	66	1,759	134
Stock-based compensation	28	18	111	36

Total operating expenses	25,023	27,291	49,046	53,094

Income from operations	1,332	5,758	2,528	10,897
Other income (expense):
Interest expense	(50)	(12)	(128)	(30)
Interest income	23	524	49	1,007

Income before provision for income taxes	1,305	6,270	2,449	11,874
Provision for income taxes	(254)	(207)	(612)	(401)

Net income	1,051	6,063	1,837	11,473
Dividends on and accretion of convertible preferred stock	(3,749)	—	(6,344)	—

Net (loss) income attributable to common stockholders	$(2,698)	$6,063	$(4,507)	$11,473

Net (loss) income attributable to common stockholders per common share:
Basic	$(0.37)	$0.23	$(0.71)	$0.44

Diluted	$(0.37)	$0.21	$(0.71)	$0.41

Weighted average number of common shares:
Basic	7,202,017	26,516,106	6,374,493	26,303,114

Diluted	7,202,017	28,201,336	6,374,493	27,930,823

Reconciliation of cash net income to net income (1):
Net (loss) income attributable to common stockholders	$(2,698)	$6,063	$(4,507)	$11,473
Add: Dividends on and accretion of convertible preferred stock	3,749	—	6,344	—

Net income	1,051	6,063	1,837	11,473
Add: Amortization of intangibles resulting from acquisitions, net of taxes (2)	708	64	1,319	129

Cash net income	$1,759	$6,127	$3,156	$11,602

Cash net income per common share — diluted	$0.07	$0.22	$0.14	$0.42

Proforma weighted average number of common shares — diluted (3)	23,493,743	28,201,336	23,037,170	27,930,823

(1)	Cash net income is not a generally accepted accounting principle or GAAP measure. However, management believes based on feedback from investors, analysts and other users of the Company’s financial information that cash net income is an appropriate measure of the operating performance of the Company. Further, management believes, based on feedback from analysts, that cash net income is an important measure used by analysts in their earnings estimates of the Company, which is used by investors and potential investors. This measure should be considered in addition to, not as a substitute for or superior to, net income, net (loss) income attributable to common stockholders, cash flows and other measures of financial performance prepared in accordance with generally accepted accounting principles. Because cash net income is used by some investors, analysts and other users of the Company’s financial information as performance measures, they are reconciled herein to net income.

(2)	The amortization of intangibles is net of taxes, applied at an effective rate of 19.5% and 3.3% for the three months ended June 30, 2004 and 2005, respectively, and 25.0% and 3.4% for the six months ended June 30, 2004 and 2005, respectively.

(3)	Proforma weighted average number of common shares assumes i) the conversion of all redeemable preferred stock and Series E warrants as of January 1 for the respective periods in 2004 and ii) the conversion of accrued dividend accretion on the preferred shares based on a conversion price of $14.00 per share for 2004 and the average accrued dividend accretion balance for the 2004 periods presented.

BLACKBOARD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2004	2005
		(unaudited)
	(in thousands,
	except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$78,149	$58,887
Short-term investments	20,000	40,809
Accounts receivable, net	21,686	38,719
Inventories	1,994	2,507
Prepaid expenses and other current assets	1,727	2,367
Deferred cost of revenues, current portion	4,547	4,194

Total current assets	128,103	147,483
Deferred cost of revenues, noncurrent portion	369	1,974
Property and equipment, net	8,848	10,348
Goodwill	10,252	10,252
Intangible assets, net	826	692

Total assets	$148,398	$170,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,114	$1,811
Accrued expenses	9,290	9,256
Equipment note, current portion	525	412
Deferred revenues, current portion	63,901	69,620

Total current liabilities	74,830	81,099
Equipment note, noncurrent portion	237	27
Deferred rent	1,067	915
Deferred revenues, noncurrent portion	3,157	2,533
Stockholders’ equity:
Common stock, $0.01 par value	260	268
Additional paid-in capital	191,664	197,215
Deferred stock compensation	(209)	(173)
Accumulated deficit	(122,608)	(111,135)

Total stockholders’ equity	69,107	86,175

Total liabilities and stockholders’ equity	$148,398	$170,749

BLACKBOARD INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2004	2005
	(in thousands)
Cash flows from operating activities
Net income	$1,837	$11,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,046	3,274
Amortization of intangibles resulting from acquisitions	1,759	134
Change in allowance for doubtful accounts	(272)	225
Noncash stock compensation related to options issued to nonemployees	69	—
Noncash deferred stock amortization	42	36
Changes in operating assets and liabilities:
Accounts receivable	(13,359)	(17,258)
Inventories	(3)	(513)
Prepaid expenses and other current assets	(302)	(640)
Deferred cost of revenues	(583)	(1,252)
Accounts payable	22	697
Accrued expenses	990	(34)
Deferred rent	(77)	(152)
Deferred revenues	9,357	5,095

Net cash provided by operating activities	2,526	1,085
Cash flows from investing activities
Purchase of property and equipment	(3,980)	(4,774)
Purchase of held-to-maturity securities	—	(21,159)
Purchase of available-for-sale securities	—	(9,600)
Sale of short-term investments	—	9,950

Net cash used in investing activities	(3,980)	(25,583)
Cash flows from financing activities
Payments on equipment notes	(503)	(323)
Payments on line of credit	(7,880)	—
Payments on note payable	(1,000)	—
Proceeds from issuance of common stock, net of issuance costs	50,896	—
Proceeds from exercise of Series D Warrants	248	—
Proceeds from exercise of stock options	952	5,559

Net cash provided by financing activities	42,713	5,236

Net increase (decrease) in cash and cash equivalents	41,259	(19,262)
Cash and cash equivalents at beginning of period	30,456	78,149

Cash and cash equivalents at end of period	$71,715	$58,887

About Blackboard Inc.
Blackboard is a leading provider of enterprise software and services to the education industry. The Company’s product line consists of five software applications bundled in two suites, the Blackboard Academic Suite™ and the Blackboard Commerce Suite™. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of August 2,2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 2, 2005.
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Corporate and Investor Contact:
Michael J. Stanton
Blackboard Inc.
+1 (202) 463-4860 ext. 2305